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                               EXHIBIT-11



                         OXFORD INDUSTRIES, INC.
                    COMPUTATION OF PER SHARE EARNINGS
                    ---------------------------------

                               Year Ended
                      -------------------------------
                      June 3, 1994       May 28, 1993
                      ------------       ------------

Net earnings           $19,201,000        $14,786,000

Average number of shares
  outstanding:
    Primary              8,817,582          8,873,528
    Fully diluted        8,837,850          8,881,251
    As reported (1)      8,606,843          8,688,015

Net earnings per
  common share:
    Primary                 $2.18              $1.67
    Fully Diluted           $2.17              $1.66
    As Reported (1)         $2.23              $1.70
- -------------------

(1) Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.

Weighted Average Shares O/S   8,603,332
Weighted Average Shares O/S   8,581,949
Weighted Average Shares O/S   8,605,122
Weighted Average Shares O/S   8,634,511
- ---------------------------   ---------
12 Months Average             8,606,843
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